Exhibit 99.(a)(5)(A)

FOR IMMEDIATE RELEASE

ASTA FUNDING, INC ANNOUNCES COMMENCEMENT OF TENDER OFFER TO

PURCHASE UP TO 3,000,000 SHARES OF ITS COMMON STOCK

Englewood Cliffs, New Jersey, April 11, 2016 — Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) announced today the commencement of a modified “Dutch auction” self-tender offer to purchase for cash up to 3,000,000 shares of its common stock at a price per share not greater than $10.25 nor less than $9.50, less applicable withholding taxes and without interest. The NASDAQ closing price of Asta’s common stock on April 8, 2016 was $10.00 per share.

The tender offer will expire on May 12, 2016 at 5:00 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

Asta’s Board of Directors, on March 31, 2016, recommended to the stockholders that they reject the unsolicited tender offer commenced by MPF Investco 4, LLC, a direct, wholly-owned subsidiary of The Mangrove Partners Master Fund, Ltd. (“Mangrove”) to acquire up to 3,000,000 shares of common stock of Asta at price of $9.00 per share (the “Mangrove Offer”). However, in recognition that certain shareholders may desire to sell their shares to gain liquidity, the Board announced, also on March 31, 2016, its intention to conduct Asta’s own self tender-offer. Gary Stern, Asta’s President and Chief Executive Officer, remarked that “the Board of Directors and management of the Company believe that the Company’s self-tender offer will be of greater benefit to shareholders as compared to the tender offer from Mangrove. First, the price per share, even at the $9.50 low end of the price range, exceeds Mangrove’s offer price of $9.00 per share. Second, for shareholders who choose not to tender, the repurchases by the Company in connection with the Company’s self-tender tender offer will result in an increase to our earnings per share, and be accretive to book value per share, each as of December 31, 2015”.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their shares.

The tender offer allows stockholders to tender their shares pursuant to (i) auction tenders whereby stockholders indicate at what price within the Company’s specified range (in increments of $0.25 per share) they wish to tender or (ii) purchase price tenders whereby stockholders indicate they are willing to sell their shares to the Company at the purchase price determined in the tender offer. When the tender offer expires, the Company will determine the purchase price, which will be the lowest price per share within the Company’s specified range that will enable the Company to purchase 3,000,000 shares properly tendered in the tender offer and not properly withdrawn (or, if the tender offer is not fully subscribed, all shares properly tendered and not properly withdrawn), taking into account the number of shares tendered pursuant to auction tenders and purchase price tenders and the prices specified by stockholders tendering shares pursuant to auction tenders.

All shares accepted for payment will be purchased at the same purchase price, regardless of whether any stockholder tendered such shares at a lower price. Upon the terms and subject to the conditions of the tender offer, stockholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not properly withdrawn) at prices equal to or less than the purchase price. If more than 3,000,000 shares are tendered at prices at or below the purchase price, tendering stockholders whose shares are tendered at or below the purchase price owning fewer than 100 shares, or “odd lot” holders, will have their shares purchased without proration and all other tendered shares at or below the purchase price will be purchased on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase. The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that are being distributed to holders of the Company’s shares and have been filed with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, less applicable withholding taxes and without interest, promptly after the expiration of the tender offer. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly after the expiration of the tender offer to the tendering stockholders, free of charge. The Company also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Asta will use a portion of its cash and cash equivalents on hand and securities available for sale to fund the purchase of shares in the tender offer. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

The Company’s directors and executive officers have informed the Company of their intention not to tender any shares in the tender offer.

Keefe, Bruyette & Woods, Inc. will serve as dealer manager for the tender offer (the “Dealer Manager”). Georgeson will serve as information agent for the tender offer (the “Information Agent”) and American Stock Transfer & Trust Company LLC will serve as depositary for the tender offer (the “Depository”). For more information about the tender offer, please contact Georgeson at (877) 278-4774.

While the Company’s board of directors authorized the tender offer, it has not made and will not be making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company has filed a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, is also available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Georgeson. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Asta

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is engaged in several business segments in the financial services industry including structured settlements through our 100% owned subsidiary CBC Settlement Funding, LLC (www.cbcsettlementfunding.com.), funding of personal injury claims, through our 80% owned subsidiary Pegasus Funding, LLC, social security and disability benefit advocates through our wholly owned subsidiary GAR Disability Advocates , LLC and the business of managing for its own account the servicing of distressed consumer receivables with the concentration of acquiring consumer receivables in the international sector. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2015 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.